Exhibit (j)(ii) under Form N-1A
                                           Exhibit 23 under Item 601/ Reg. S-K






           Consent of Independent Registered Public Accounting Firm


We  consent  to the  references  to our firm  under  the  captions  "Financial
Highlights" in the Class A, Class B, and Class C Shares' Prospectus and "Independent Registered Public Accounting Firm" in the Class A, Class B, and Class C Shares' Statement of Additional Information for Federated Fund for U.S. Government Securities in Post-Effective Amendment Number 58 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust and to the incorporation by reference of our report dated May 10, 2006 on Federated Fund for U.S. Government Securities included in the Annual Report to Shareholders for the fiscal year ended March 31, 2006.



                                                ERNST & YOUNG LLP


Boston, Massachusetts
June 5, 2006